PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 28 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated February 18, 2005
                                                                  Rule 424(b)(3)

                                  $11,000,000
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                 ______________

                 Capital Protected Notes due September 1, 2010
                 Based on the Value of the Nasdaq-100 Index(R)

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the Nasdaq-100 Index(R) over the term of the notes, as described in this pricing supplement.
o    The principal amount and issue price of each note is $10.
o    We will not pay interest on the notes.
o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.
     o The initial index value will equal 1,515.40, the closing value of the Nasdaq-100 Index on February 18, 2005, the day we priced the notes for initial sale to the public.
     o The final average index value will equal the arithmetic average of the closing values of the Nasdaq-100 Index on September 1, 2005, September 1, 2006, September 1, 2007, September 1, 2008, September 1, 2009 and August 30, 2010, which we refer to as the determination dates.
o If the final average index value of the Nasdaq-100 Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.
o Investing in the notes is not equivalent to investing in the Nasdaq-100 Index or its component stocks.
o The notes have been approved for listing on the Nasdaq National Market, subject to official notice of issuance. The Nasdaq listing symbol for the notes is "MSNQ."
o    The CUSIP number for the notes is 61746Y650.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                                 --------------
                               PRICE $10 PER NOTE
                                 --------------

                                         Price to       Agent's      Proceeds to
                                          Public     Commissions(1)    Company
                                        -----------  --------------  -----------
Per note..............................    $10.000        $.275         $9.725
Total.................................  $11,000,000     $302,500     $10,697,500

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the Nasdaq-100 Index. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Nasdaq-100 Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

     The "Nasdaq(R)," "Nasdaq-100(R)" and "Nasdaq-100 Index(R)" are trademarks of The Nasdaq Stock Market, Inc. and have been licensed for use by Morgan Stanley.

Each note costs $10           We, Morgan Stanley, are offering you Capital
                              Protected Notes due September 1, 2010 Based on the
                              Value of the Nasdaq-100 Index(R), which we refer to as the notes. The principal amount and issue price of each note is $10.

                              The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity           Unlike ordinary debt securities, the notes do not
                              pay interest. Instead, at maturity, you will receive the principal amount of $10 per note, plus a supplemental redemption amount if the final average index value of the Nasdaq-100 Index is greater than the initial index value. The initial index value is 1,515.40, the closing value of the Nasdaq-100 Index on February 18, 2005, the day we priced the notes for initial sale to the public.
                              The final average index value will be the arithmetic average of the closing values of the Nasdaq-100 Index on September 1, 2005, September
                              1, 2006, September 1, 2007, September 1, 2008,
                              September 1, 2009 and August 30, 2010, which we refer to as the determination dates. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                          100% Principal Protection

                              At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount
                                        Based on the Nasdaq-100 Index

                              The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                supplemental              (final average index value - initial index value)
                              redemption amount  =  $10 x -------------------------------------------------
                                                                         initial index value

                              where

                              initial index value = 1,515.40, the closing value
                                                    of the Nasdaq-100 Index on
                                                    February 18, 2005, the day
                                                    we priced the notes for
                                                    initial sale to the public

                              final average       = the arithmetic average of
                              index value           the closing values of the
                                                    Nasdaq-100 Index on each of
                                                    the six determination dates,
                                                    as calculated by the
                                                    calculation agent on the
                                                    final determination date

                              If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                              You can review the historical values of the Nasdaq-100 Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the Nasdaq-100 Index is not reflected in the level of the Nasdaq-100 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, N.A. (formerly known as JPMorgan Chase
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the Nasdaq-100
                              Index and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated     The notes will be treated as "contingent payment
as contingent payment         debt instruments" for U.S. federal income tax
debt instruments for U.S.     purposes, as described in the section of this
federal income tax            pricing supplement called "Description of
purposes                      Notes--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.
                              Please read carefully the section of this pricing supplement called "Description of Notes--United
                              States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S.

                              federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more       The notes are senior notes issued as part of our
information on the notes      Series F medium-term note program. You can find a
                              general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Floating Rate Notes" and
                              "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

The final average index value is 50% greater than the initial index value.

Initial Index Value:  1500
Final Average Index Value:  2250


          Supplemental                    2250 - 1500
          Redemption Amount per =  $10 x ------------- = $5
          note                                1500

     In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

     The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the closing values of the Nasdaq-100 Index on six determination dates over the term of the notes. Because the value of the Nasdaq-100 Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the Nasdaq-100 Index over the term of the notes on the amount payable to you at maturity. However, the Nasdaq-100 Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the six determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

     These examples are based on an initial index value of 1500 and an issue price per note of $10.00.

                                         ------------------------------------------------------------------------------
                                             Example 1           Example 2           Example 3           Example 4
                                         ------------------------------------------------------------------------------
                                           Index Closing       Index Closing       Index Closing       Index Closing
                                               Value               Value               Value               Value
                                         ------------------------------------------------------------------------------
                 1st Determination Date        1600                1400                1600                1400
                 2nd Determination Date        1800                1300                1700                1300
                 3rd Determination Date        2000                1200                1800                1200
                 4th Determination Date        2200                1100                1900                1100
                 5th Determination Date        2400                1000                1500                1400
               Final Determination Date        2600                 900                1400                1700
-----------------------------------------------------------------------------------------------------------------------
             Final Average Index Value:        2100                1150                1650                1350
-----------------------------------------------------------------------------------------------------------------------
        Supplemental Redemption Amount:       $4.00               $0.00               $1.00               $0.00
-----------------------------------------------------------------------------------------------------------------------
Return at maturity on a $10 investment:      $14.00              $10.00              $11.00              $10.00
-----------------------------------------------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date. Consequently, the final average index value of 2100 is lower than the index closing value of 2600 on the final determination date. At maturity, for each note the investor receives $14.00, the sum of the principal amount of $10.00 and the supplemental redemption amount of $4.00. The return on the notes at maturity represents a 40% increase above the issue price, which is less than the simple index return of 73% over the term of the notes.

o In Example 2, the index closing value decreases on the each determination date. Consequently, the final average index value of 1150 is higher than the index closing value of 900 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the index declines 40% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1900 on the fourth determination date and declines on subsequent determination dates. At maturity, the final average index value of 1650 is higher than the index closing value of 1400 on the final determination date. For each note the investor receives $11.00, the sum of the principal amount of $10.00 and the supplemental redemption amount of $1.00 at maturity. The return on the notes at maturity represents a 10% increase above the issue price, even though the index declines 7% over the term of the notes.

o In Example 4, the index closing value declines on each of the first four determination dates to a low of 1100 and increases on subsequent determination dates. At maturity, the final average index value of 1350 is less than the index value of 1700 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 10% over the term of the notes.

You can review the historical values of the Nasdaq-100 Index for the period from January 1, 2000 through February 18, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the Nasdaq-100 Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the Nasdaq-100 Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior        The terms of the notes differ from those of
notes, the notes do not pay   ordinary debt securities in that we will not pay
interest                      interest on the notes. Because the supplemental
                              redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

The notes may not pay         If the final average index value is less than or
more than the principal       equal to the initial index value, you will receive
amount at maturity            only the principal amount of $10 for each note you
                              hold at maturity.

Secondary trading may be      There may be little or no secondary market for the
limited                       notes. Although the notes have been approved for
                              listing on the Nasdaq National Market, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes     Several factors, many of which are beyond our
influenced by many            control, will influence the value of the notes in
unpredictable factors         the secondary market and the price at which MS &
                              Co. may be willing to purchase or sell the notes in the secondary market, including:

                              o the value of the Nasdaq-100 Index at any time and on specific determination dates

                              o the volatility (frequency and magnitude of changes in value) of the Nasdaq-100 Index

                              o  interest and yield rates in the market

                              o  geopolitical conditions and economic,
                                 financial, political and regulatory or judicial events that affect the securities underlying the Nasdaq-100 Index or stock markets generally and that may affect the final average index value

                              o  the time remaining to the maturity of the notes

                              o the dividend rate on the stocks underlying the Nasdaq-100 Index

                              o  our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the Nasdaq-100 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the Nasdaq-100 Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of              Assuming no change in market conditions or any
commissions and               other relevant factors, the price, if any, at
projected profit from         which MS & Co. is willing to purchase notes in
hedging in the original       secondary market transactions will likely be lower
issue price is likely to      than the original issue price, since the original
adversely affect secondary    issue price included, and secondary market prices
market prices                 are likely to exclude, commissions paid with
                              respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is     Investing in the notes is not equivalent to
not equivalent to investing   investing in the Nasdaq-100 Index or its component
in the Nasdaq-100 Index       stocks. The payout you receive at maturity on the
                              notes will be based on the closing value of the Nasdaq-100 Index on the six determination dates.
                              It is possible for the final average index value to be lower than the initial index value even if the value of the Nasdaq-100 Index at maturity is higher than the initial index value. A decrease in the value of the Nasdaq-100 Index on any one determination date could more than offset the increases in the value of the Nasdaq-100 Index on the other determination dates.

Adjustments to the            The Nasdaq Stock Market, Inc., or Nasdaq(R), is
Nasdaq-100 Index could        responsible for calculating and maintaining the
adversely affect the value    Nasdaq-100 Index. Nasdaq can add, delete or
of the notes                  substitute the stocks underlying the Nasdaq-100
                              Index or make other methodological changes that could change the value of the Nasdaq-100 Index.
                              Nasdaq may discontinue or suspend calculation or dissemination of the Nasdaq-100 Index. Any of these actions could adversely affect the value of the notes.

                              Nasdaq may discontinue or suspend calculation or publication of the Nasdaq-100 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nasdaq-100 Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the Nasdaq-100 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nasdaq-100 Index last in effect prior to discontinuance of the Nasdaq-100 Index.

You have no shareholder       As an investor in the notes, you will not have
rights                        voting rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the Nasdaq-100 Index.


The economic interests of     The economic interests of the calculation agent
the calculation agent and     and other of our affiliates are potentially
other of our affiliates are   adverse to your interests as an investor in the
potentially adverse to your   notes.
interests
                              As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity.
                              Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nasdaq-100 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and
                              "--Discontinuance of the Nasdaq-100 Index;
                              Alteration of Method of Calculation."

                              The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading           MS & Co. and other affiliates of ours have carried
activity by the calculation   out, and will continue to carry out hedging
agent and its affiliates      activities related to the notes (and possibly to
could potentially adversely   other instruments linked to the Nasdaq-100 Index
affect the value of the       or its component stocks), including trading in the
Nasdaq-100 Index              stocks underlying the Nasdaq-100 Index as well as
                              in other instruments related to the Nasdaq-100
                              Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Nasdaq-100
                              Index and other financial instruments related to the Nasdaq-100 Index on a regular basis as part of their general broker-dealer and other businesses.
                              Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the initial index value and, as a result, could have increased the value at which the Nasdaq-100 Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the Nasdaq-100
                              Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated     You should also consider the tax consequences of
as contingent payment         investing in the notes. The notes will be treated
debt instruments for U.S.     as "contingent payment debt instruments" for U.S.
federal income tax            federal income tax purposes, as described in the
purposes                      section of this pricing supplement called
                              "Description of Notes--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of
                              Notes--United States Federal Income Taxation" and the sections called "United States Federal
                              Taxation--Notes--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due September 1, 2010 Based on the Value of the Nasdaq-100 Index(R). In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......  $11,000,000

Original Issue Date (Settlement
 Date)..........................  February 24, 2005

Maturity Date...................  September 1, 2010, subject to extension in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                  If, due to a Market Disruption Event or
                                  otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency..............  U.S. Dollars

CUSIP Number....................  61746Y650

Minimum Denominations...........  $10

Issue Price.....................  $10 (100%)

Interest Rate...................  None

Maturity Redemption Amount......  At maturity, upon delivery of the Notes to the
                                  Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                  We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                  (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount..  The Supplemental Redemption Amount will be equal to the product of $10 times the
                                  Nasdaq-100 Index Percent Change; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the

                                  Supplemental Redemption Amount on the final
                                  Determination Date.

Nasdaq-100 Index Percent Change.  The Nasdaq-100 Index Percent Change is a
                                  fraction, the numerator of which will be the Final Average Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Nasdaq-100 Index Percent Change is described by the following formula:

                               (Final Average Index Value - Initial Index Value)
                               -------------------------------------------------
                                             Initial Index Value


Initial Index Value.............  1,515.40, the Index Closing Value on February
                                  18, 2005, the day we priced the Notes for initial sale to the public.

Final Average Index Value.......  The arithmetic average of the Index Closing
                                  Values on the six Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Index Closing Value.............  The Index Closing Value on any Trading Day
                                  will equal the closing value of the Nasdaq-100 Index or any Successor Index (as defined under "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Nasdaq-100 Index described under "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation."

Determination Dates.............  The Determination Dates will be September 1,
                                  2005, September 1, 2006, September 1, 2007,
                                  September 1, 2008, September 1, 2009 and
                                  August 30, 2010, in each case subject to adjustment for non-Trading Days or Market Disruption Events as described in the following paragraph.

                                  If any of the first five scheduled
                                  Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the Nasdaq-100 Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently constituting the Nasdaq-100 Index.

                                  If August 30, 2010 (the final scheduled
                                  Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.....................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
 Note...........................  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or Subordinated
 Note...........................  Senior

Trustee.........................  JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Agent...........................  Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")

Market Disruption Event.........  Market Disruption Event means, with respect to the Nasdaq-100 Index, the occurrence or
                                  existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Nasdaq-100 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nasdaq-100 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Nasdaq-100 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nasdaq-100 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nasdaq-100 Index shall be based on a comparison of (x) the portion of the value of the Nasdaq-100 Index attributable to that security relative to (y) the overall value of the Nasdaq-100 Index, in each case immediately before that suspension or limitation.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Nasdaq-100 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nasdaq-100 Index and
                                  (5) a "suspension, absence or material
                                  limitation of trading" on any Relevant
                                  Exchange or on the primary market on which futures or options contracts related to the Nasdaq-100 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............  Relevant Exchange means the primary exchange or market of trading for any security then included in the Nasdaq-100 Index or any Successor Index.

Alternate Exchange Calculation
 in Case of an Event of
 Default........................  In case an event of default with respect to the Notes shall have occurred and be
                                  continuing, the amount declared due and
                                  payable for each Note upon any acceleration of the Notes (the "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                                  If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its

                                  New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent...............  MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                  All calculations with respect to the Final
                                  Average Index Value and the Supplemental
                                  Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Nasdaq-100 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the Nasdaq-100 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Nasdaq-100 Index............  We have derived all information contained in this pricing supplement regarding the
                                  Nasdaq-100 Index, including, without
                                  limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nasdaq. The Nasdaq-100 Index was developed by Nasdaq and is calculated, maintained and published by Nasdaq. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The Nasdaq-100 Index was developed by Nasdaq, is determined, comprised and calculated by Nasdaq and was first published in January 1985. The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on the Nasdaq National Market System tier of The Nasdaq Stock Market, Inc. The Nasdaq-100 Index constitutes a broadly diversified segment of the largest securities listed on The Nasdaq Stock Market, Inc. and includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index equals the aggregate value of the then-current Nasdaq-100 Index share weights of each of the Nasdaq-100 Index component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index component security, multiplied by each such security's respective last sale price on The Nasdaq Stock Market, Inc., and divided by a scaling factor (the "divisor"), which becomes the basis for the reported Nasdaq-100 Index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for Nasdaq-100 Index reporting purposes.

                                  To be eligible for inclusion in the Nasdaq-100 Index, a security must be traded on the Nasdaq National Market System tier of The Nasdaq Stock Market, Inc. and meet the other eligibility criteria, including the following: the security's U.S. listing must be exclusively on the Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have "seasoned" on The Nasdaq Stock Market, Inc. or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the Nasdaq-100 Index by market capitalization for the six prior consecutive month ends, then a one-year "seasoning" criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market, Inc. within the next six months.

                                  In addition, to be eligible for continued inclusion in the Nasdaq-100 Index, the following criteria apply: the security's U.S. listing must be exclusively on the Nasdaq National Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Nasdaq-100 Index effective after the close of trading on the third Friday of the following month.

                                  The securities in the Nasdaq-100 Index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the Nasdaq-100 Index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the Nasdaq-100 Index share weights for such Nasdaq-100 Index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such Nasdaq-100 Index component securities.

                                  Additionally, Nasdaq may periodically
                                  (ordinarily, several times per quarter)
                                  replace one or more component securities in the Nasdaq-100 Index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the Nasdaq-100 Index.

                                  The Nasdaq-100 Index share weights are also subject, in certain cases, to a rebalancing (see "Rebalancing of the Nasdaq-100 Index for Modified Capitalization-Weighted Methodology" below).

                                  Ordinarily, whenever there is a change in the Nasdaq-100 Index share weights or a change in a component security included in the Nasdaq-100 Index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the Nasdaq-100 Index which might otherwise be caused by such change.

                                  The table under "Historical Information" below shows the actual performance of the Nasdaq-100 Index for the period between January 1, 2000 and January 27, 2005. Stock prices fluctuated widely during this period. The results shown should not be considered as a representation of the income yield or capital gain or loss that may be generated by the Nasdaq-100 Index in the future.

                                  Annual Ranking Review

                                  The Nasdaq-100 Index component securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, the "Annual Ranking

                                  Review," as described below. Securities listed on The Nasdaq Stock Market, Inc. which meet the eligibility criteria described above are ranked by market value using closing prices as of the end of October and publicly available total shares outstanding as of the end of November. Nasdaq-100 Index-eligible securities which are already in the Nasdaq-100 Index and which are in the top 150 eligible securities (based on market value) are retained in the Nasdaq-100 Index provided that such security was ranked in the top 100 eligible securities as of the previous year's ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are the largest market capitalization Nasdaq-100 Index-eligible securities not currently in the Nasdaq-100 Index. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a Nasdaq-100 Index component security is no longer traded on The Nasdaq Stock Market, Inc., or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the Nasdaq-100 Index, the security will be replaced with the largest market capitalization security not currently in the Nasdaq-100 Index and meeting the Nasdaq-100 Index eligibility criteria listed above.

                                  Rebalancing of the Nasdaq-100 Index for
                                  Modified Capitalization-Weighted Methodology

                                  Effective after the close of trading on
                                  December 18, 1998, the Nasdaq-100 Index has been calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the Nasdaq-100 Index by a few large stocks); (3) reduce Nasdaq-100 Index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest Nasdaq-100 Index component securities from necessary weight rebalancings.

                                  Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures described above, the Nasdaq-100 Index component securities are categorized as either "Large Stocks" or "Small Stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Nasdaq-100 Index (i.e., as a 100-stock index, the average percentage weight in the Nasdaq-100 Index is 1.0%).

                                  Such quarterly examination will result in a Nasdaq-100 Index rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Nasdaq-100 Index component security must be less than or equal to 24.0% and (2) the "collective weight" of those Nasdaq-100 Index component securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the Nasdaq-100 Index.

                                  If either one or both of these weight
                                  distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest Nasdaq-100 Index component security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest Nasdaq-100 Index component security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those Nasdaq-100 Index component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight," so adjusted, to be set to 40.0%.

                                  The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average Nasdaq-100 Index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the Small Stocks such that the smaller the Nasdaq-100 Index component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the Nasdaq-100 Index.

                                  In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

                                  Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

                                  Then, to complete the rebalancing procedure, once the final percent weights of each Nasdaq-100 Index component security are set, the Nasdaq-100 Index share weights will be determined anew based upon the last sale prices and aggregate capitalization of the Nasdaq-100 Index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the Nasdaq-100 Index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the Nasdaq-100 Index divisor will be made to ensure continuity of the Nasdaq-100 Index.

                                  Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current Nasdaq-100 Index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the Nasdaq-100 Index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

                                  In this pricing supplement, unless the context requires otherwise, references to the Nasdaq-100 Index will include any Successor Index and references to Nasdaq will include any successor to The Nasdaq Stock Market, Inc.

Discontinuance of the Nasdaq-100
 Index; Alteration of Method of
 Calculation....................  If Nasdaq discontinues publication of the
                                  Nasdaq-100 Index and Nasdaq or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Nasdaq-100 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the Relevant Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If Nasdaq discontinues publication of the Nasdaq-100 Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nasdaq-100

                                  Index last in effect prior to such
                                  discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Nasdaq-100 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nasdaq-100 Index may adversely affect the value of the Notes.

                                  If at any time the method of calculating the Nasdaq-100 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nasdaq-100 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nasdaq-100 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nasdaq-100 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value with reference to the Nasdaq-100 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nasdaq-100 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nasdaq-100 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nasdaq-100 Index for each quarter in the period from January 1, 2000 through February 18, 2005. The Index Closing Value on February 18, 2005 was 1,515.40. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Nasdaq-100 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nasdaq-100 Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                    High      Low     Period End
                                                  --------  --------  ----------
                               2000
                               First Quarter...   4,704.73  3,340.81   4,397.84
                               Second Quarter..   4,291.53  3,023.42   3,763.79

                                                    High      Low     Period End
                                                  --------  --------  ----------
                               Third Quarter...   4,099.30  3,477.31   3,570.61
                               Fourth Quarter..   3,457.97  2,210.32   2,341.70
                               2001
                               First Quarter...   2,730.05  1,563.14   1,573.25
                               Second Quarter..   2,052.57  1,370.75   1,830.19
                               Third Quarter...   1,827.07  1,126.95   1,168.37
                               Fourth Quarter..   1,720.91  1,151.24   1,577.05
                               2002
                               First Quarter...   1,675.03  1,348.25   1,452.81
                               Second Quarter..   1,478.52  1,022.74   1,051.41
                               Third Quarter...   1,060.89    832.52     832.52
                               Fourth Quarter..   1,127.06    804.64     984.36
                               2003
                               First Quarter      1,094.87    951.90   1,018.66
                               Second Quarter .   1,247.90  1,022.63   1,201.69
                               Third Quarter...   1,400.13  1,207.28   1,303.70
                               Fourth Quarter..   1,470.37  1,335.34   1,467.92
                               2004
                               First Quarter...   1,553.66  1,370.04   1,438.41
                               Second Quarter..   1,516.64  1,379.90   1,516.64
                               Third Quarter...   1,489.57  1,304.43   1,412.74
                               Fourth Quarter..   1,627.46  1,425.21   1,621.12
                               2005
                               First Quarter
                                (through
                                February 18,
                                2005)..........   1,603.51  1,480.66   1,515.40

Use of Proceeds and Hedging.....  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                  On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures contracts on the Nasdaq-100 Index. Such purchase activity could potentially have increased the value of the Nasdaq-100 Index, and therefore effectively increased the level of the Nasdaq-100 Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the Nasdaq-100 Index, futures or options contracts or exchange traded funds on the Nasdaq-100 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the Nasdaq-100 Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
 Concerning Plan of
 Distribution...................  Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $.275 per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York, New York on February 24, 2005. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Nasdaq-100 Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The Notes may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the

                                  Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                  Mexico

                                  The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between The
 Nasdaq Stock Market, Inc. and
 Morgan Stanley.................  Nasdaq and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nasdaq-100 Index, which is owned and published by Nasdaq, in connection with securities, including the Notes.

                                  The license agreement between Nasdaq and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                  The Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to us (the "Licensee") is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to the Licensee or the Notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

                                  THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  The "Nasdaq(R)," "Nasdaq-100(R)" and
                                  "Nasdaq-100 Index(R)" are trademarks of The
                                  Nasdaq Stock Market, Inc. and have been
                                  licensed for use by Morgan Stanley. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.


ERISA Matters for Pension Plans
 and Insurance Companies........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                  We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of Notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the Notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any Notes, no more than 15% of the Plan's assets should be invested in Notes.

                                  The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the prohibited transaction or other rules of ERISA or the Code. In addition, purchasers of the Notes acquiring or holding the Notes with the assets of a governmental or church plan shall be deemed to represent by their purchase and holding of the Notes that such purchase or holding does not violate any prohibitions imposed under federal, state or local law or any other rules or similar regulations applicable to such plan.

United States Federal Income
 Taxation.......................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and
                                  (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o  certain financial institutions;
                                  o  tax-exempt organizations;
                                  o dealers and certain traders in securities or foreign currencies;

                                  o  investors holding a Note as part of a
                                     hedging transaction, straddle, conversion or other integrated transaction;
                                  o  U.S. Holders, as defined below, whose
                                     functional currency is not the U.S. dollar;
                                  o  partnerships;
                                  o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                  o corporations that are treated as controlled foreign corporations or passive foreign investment companies;
                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                                  o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and
                                  o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation (including alternative characterizations of the Notes) as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                  U.S. Holders

                                  This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o  a citizen or resident of the United States;
                                  o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                  o  an estate or trust the income of which is
                                     subject to U.S. federal income taxation
                                     regardless of its source.

                                  The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                  In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                  The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined that the "comparable yield" is an annual rate of 4.4587% compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $10) consists of a projected amount equal to $12.7266 due at maturity.

                                  The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each twelve-month period (other than the initial and final periods) ending on December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                     OID        TOTAL OID DEEMED
                                                  DEEMED TO     TO HAVE ACCRUED
                                                ACCRUE DURING    FROM ORIGINAL
                                                   ACCRUAL      ISSUE DATE (PER
                                                 PERIOD (PER    NOTE) AS OF END
                       ACCRUAL PERIOD               NOTE)      OF ACCRUAL PERIOD
              --------------------------------  -------------  -----------------
              Original Issue Date through
                December 31, 2005............       $.3790           $.3790
              January 1, 2006 through
                December 31, 2006............       $.4628           $.8418
              January 1, 2007 through
                December 31, 2007............       $.4834          $1.3252
              January 1, 2008 through
                December 31, 2008............       $.5050          $1.8302
              January 1, 2009 through
                December 31, 2009............       $.5275          $2.3577
              January 1, 2010 through
                September 1, 2010............       $.3689          $2.7266

                                  The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments on a Note.

                                  Non-U.S. Holders

                                  This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                  o  a nonresident alien individual;
                                  o  a foreign corporation; or
                                  o  a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                  o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                  o  the certification required by Section
                                     871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                  Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                  Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                  If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.